EXHIBIT 99.1

Date:          January 21, 2004
Contact:  Mendo Akdag, CEO
Phone:         (954) 979-5995
Fax:      (954) 971-0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES THE LISTING OF
ITS STOCK ON THE NASDAQ NATIONAL MARKET

Pompano Beach, Florida, January 21, 2004 - Menderes Akdag, Chief Executive Officer of PetMed Express, Inc., announced today the achievement of a major milestone for the company. "We are very pleased to announce that our application to list our common stock on the NASDAQ National Market has been approved, and we anticipate trading on the National Market beginning on Friday, January 23, 2004 under our symbol "PETS," Mr. Akdag stated. Prior to the upcoming move to the NASDAQ National Market, PetMed Express shares have been traded on the over-the-counter bulletin board.

"This approval to trade on the NASDAQ National Market validates our significant progress over the past two and a half years and our continued commitment as a public company. We expect that trading on the NASDAQ National Market will greatly increase the number of investors who have been attracted to our ongoing positive performance, and will provide a more stable market for our stock. The listing should also significantly increase our visibility with brokers and institutions as well as with the media, adding enhanced value to our stock through the increased distribution and liquidity," said Mr. Akdag.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003.

For investment relations contact PetMed Express, Inc.,
Pompano Beach, Mendo Akdag, CEO, 954-979-5995.

                             ###


                       99.1 page 1 - 1